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FOR IMMEDIATE RELEASE
CONTACT:
LAUREL MORRISON                                  JAMES R. BUCKLEY
Vice President, Chief Financial Officer          Senior Consultant
Charles River Associates                         Sharon Merrill Associates, Inc.
617-425-3000, Ext. 4476                          617-542-5300


             "CHARLES RIVER ASSOCIATES ACQUIRES FINANCIAL ECONOMICS
                                CONSULTING FIRM"

        ADDITION OF LOS ANGELES-BASED FINECON EXPANDS CRA'S EXPERTISE IN
                        BUSINESS AND FINANCIAL LITIGATION


BOSTON, March 1, 1999 -- Charles River Associates Incorporated (Nasdaq: CRAI), a leading provider of sophisticated economic and financial consulting services, today announced it has acquired FinEcon, a privately held consulting firm specializing in financial, economic, and management consulting in business and commercial litigation. The acquisition broadens CRA's West Coast operations and adds to the firm's established practice in finance.

FinEcon was founded in 1990 by Dr. Bradford Cornell, professor of finance and director of the Bank of America Research Center at the Anderson Graduate School of Management, UCLA. CRA acquires FinEcon for $3.2 million in a mixture of cash and stock. Under the terms of the transaction, CRA will issue 52,650 shares of common stock. Dr. Cornell has signed an exclusive consulting agreement with CRA and joins the firm as a senior consultant. In total, 12 FinEcon staff members will be joining CRA.

"We are delighted that FinEcon and Brad Cornell are going to be a part of our firm," said CRA President and Chief Executive Officer James C. Burrows. "Financial valuations are becoming increasingly important in legal and regulatory proceedings. FinEcon's expertise and experience in financial and economic analysis in business litigation is a natural complement to our finance practice, which has grown considerably over the past several years.

"FinEcon represents a good strategic fit for CRA, as we continue to add businesses that strengthen our existing areas of expertise. The acquisition also builds on our extensive base of consulting services to corporations and law firms in southern California."

Dr. Cornell has consulted on matters involving valuation, securities and property rights, environmental impacts, and insurance issues. He also has provided expert assistance to corporations and law firms on issues related to corporate control transactions, class action and general securities litigation, and options, futures, and derivative securities. He has served as an expert witness in numerous cases requiring the application of financial economics.

In addition to Dr. Cornell, FinEcon's staff includes specialists in business valuation, bankruptcy, contract disputes, securities-related matters, and regulatory concerns. Staff members have testified before state public utility commissions on financial issues in telecommunications, and at deposition and trial on damages in business disputes and on issues related to valuation, cost of capital, and securities.



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CRA's practice in financial economics provides independent financial analysis, valuation estimation, and litigation support. CRA economists and consultants also offer expert services in disputes involving options, futures, and derivatives, securities fraud, contracts, and intellectual property.

CRA has offices in Los Angeles, Palo Alto, Berkeley/Oakland, Washington, DC, and Toronto, as well as its corporate headquarters in Boston. The Company is a leading provider of sophisticated economic and financial consulting services, expert testimony and litigation support, and business consulting. The firm's areas of expertise include antitrust, mergers and acquisitions, policy impact assessment, corporate finance, strategy and business operations, and regulatory economics. CRA has advised legal and corporate clients, government agencies, and other organizations in thousands of engagements since its founding in 1965.

Statements in this press release concerning the future business, operating results, and financial condition of the Company are "forward-looking" statements as defined in the Private Securities Litigation Reform Act of 1995. Such statements are based upon management's current expectations and are subject to a number of factors and uncertainties. Information contained in these forward-looking statements is inherently uncertain and actual performance and results may differ materially due to many important factors. Such factors that could cause actual results to differ materially from any forward-looking statements made by the Company include, among others, dependence on key personnel, attracting and retaining qualified consultants, dependence on outside experts, intense competition, and professional liability. Further information on these and other potential factors that could affect the Company's financial results are included in the Company's filings with the Securities and Exchange Commission.